Exhibit 99.B(d)(2)(G)(iii)

SECOND AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

This Amendment to the Portfolio Management Agreement (the “Agreement”) dated April 30, 2001, between ING Investors Trust (formerly The GCG Trust), a Massachusetts business trust (the “Trust”), Directed Services LLC (formerly Directed Services, Inc.) a Delaware limited liability company (the “Manager”) and Pacific Investment Management Company LLC (“PIMCO” or the “Portfolio Manager”), is entered into as of the 1st day of April, 2008.

                WHEREAS, the Agreement provides for the Portfolio Manager to provide certain investment advisory services to one or more series of the Trust for which the Portfolio Manager is to receive agreed upon fees; and

                WHEREAS, the parties desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties hereby agree that the Agreement is amended as follows:

1.             Compensation of the Portfolio Manager

                Amended Schedule B to the Agreement is hereby deleted and replaced with the attached Second Amended Schedule B.

2.             Services of the Portfolio Manager

The following paragraph is added as a new section 2.(j) to the Agreement:

Notwithstanding any other provision to the contrary, the Portfolio Manager shall have no obligation to perform the following services or to have employees of the Portfolio Manager perform the following roles, as applicable:

(a) preparing and filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust’s performance or investments;

(b)  providing employees of the Portfolio Manager to serve as officers of the Trust; or

(c)  providing the employees of the Portfolio Manager to serve as the Trust’s Chief Compliance Officer and associated staff.

3.             Full Force and Effect

Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of April, 2008.

ING INVESTORS TRUST

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

/s/ Thomas J. Otterbein

Name:	Thomas J. Otterbein

Title:

Managing Director

SECOND AMENDED SCHEDULE B
Fee Schedule

For the services provided by Pacific Investment Management Company LLC (the “Portfolio Manager”) to the following Series of ING Investors Trust (formerly known as The GCG Trust), pursuant to the attached Portfolio Management Agreement, Directed Services LLC will pay the Portfolio Manager a fee for each Series, computed daily and payable monthly, at the following annual rates of the average daily net assets of the Series:

Series	Annual Subadviser Fee
(as a percentage of average daily net assets)

ING PIMCO Core Bond Portfolio (1)	If Relationship Net Assets(2) equal or exceed $3 Billion, the following fee schedule shall apply to the PIMCO TR Portfolios (as defined below):

0.25% on first $1 billion in assets; and
0.225% on assets over $1 billion(3).

If Relationship Net Assets(2) are less than $3 Billion, the following fee schedule shall apply:

0.25% on all assets

ING PIMCO High Yield Portfolio	0.25% on all assets

(1)

The sub-advisory fee for ING PIMCO Core Bond Portfolio is based on the aggregated assets of ING PIMCO Core Bond Portfolio and ING PIMCO Total Return Portfolio, a series of ING Partners, Inc. (individually a “PIMCO TR Portfolio” and collectively, the “PIMCO TR Portfolios”).

(2)	The term Relationship Net Assets shall mean the aggregate net assets of each of the series in the ING Fund complex that are subadvised by the Portfolio Manager.

(3)

The fee rate payable to the Portfolio Manager when the PIMCO TR Portfolios’ assets, in the aggregate, exceed $1 billion would be modified, so that a rate of 0.225% would apply to PIMCO TR Portfolios’aggregate assets over $1 billion. For purposes of calculating sub-advisory fees payable by a PIMCO TR Portfolio, the ING Fund accounting department would: (1) determine whether the aggregated assets in the PIMCO TR Portfolios exceed $1 billion; (2) apply a rate of 0.225% to PIMCO TR Portfolios’ aggregated assets in excess of $1 billion; (3) calculate a “blended” fee rate (based upon the 0.25% rate applicable to PIMCO TR Portfolios’aggregated assets of $1 billion and below, and 0.225% for PIMCO TR Portfolios’assets in excess of $1 billion); and (4) apply the “blended” rate to each PIMCO TR Portfolio’s assets. This sub-advisory fee change is effective on April 1, 2008.